UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

AMPLIFY ENERGY CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Amplify Energy Corp.

500 Dallas Street, Suite 1700

Houston, TX 77002

(832) 219-9001

AMENDMENT TO PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS

April 14, 2025

EXPLANATORY NOTE

This Amendment No. 1 to Schedule 14A (this “Amendment”) is being filed to amend the definitive proxy statement filed on March 4, 2025 (the “Proxy Statement”) of Amplify Energy Corp., a Delaware corporation, in connection with its special meeting of stockholders to be held virtually on April 14, 2025 at 9:00 a.m. Central Time. The sole purpose of this Amendment is to update the information contained in the Proxy Statement related to the inspector of election. This Amendment should be read in conjunction with the Proxy Statement. Except as specifically amended herein, all information in the Proxy Statement remains unchanged. No other changes have been made to the Proxy Statement.

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Under the heading, “QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS,” the questions, “Who will count the votes?” and “Who pays for this proxy solicitation?” which each appear on page 6 of the Proxy Statement are amended and restated to read in their entirety as follows:

Who will count the votes?

A representative of First Coast Results, Inc. will count the votes and will serve as the independent inspector of election.

Who pays for this proxy solicitation?

We do. We have engaged Sodali & Co. (“Sodali”) to assist in the solicitation of proxies for the Special Meeting. We have agreed to pay Sodali a fee of $25,000, plus disbursements. We will also reimburse Sodali for reasonable out-of-pocket expenses and will indemnify Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. In addition, we will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Common Stock for their expenses in forwarding soliciting materials to beneficial owners of shares of Common Stock and in obtaining voting instructions from those owners. In addition to sending you these materials, some of our employees or agents may contact you by telephone, by mail or in person. None of our employees will receive any extra compensation for providing those services.

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WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO PLEASE SUBMIT A PROXY FOR YOUR SHARES BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING A PROXY CARD, AS APPLICABLE, AS DESCRIBED IN THE PROXY STATEMENT.